Exhibit 99.1

December 18, 2006

Dear Dakota Growers Stockholder:

This letter is to inform you of certain matters that the Board of Directors is considering.  As part of the Company’s on-going efforts to maximize shareholder value, the Board has recently been analyzing the Company, the pasta industry and Dakota Growers’ opportunities and prospects within that industry.  Based on that analysis, we believe that the limited market for Dakota Growers’ shares may be undervaluing the Company’s common stock at this point in time, considering the limited activity in the current alternative trading systems and considering our current views of the Company’s prospects and position within the pasta industry.

The Board of Directors is considering a number of different options to pursue shareholder value, including, but not limited to, a recapitalization involving possible share repurchases or other means to improve share liquidity.  The alternatives under consideration include more than one option that we believe would value Dakota Growers’ common stock at a price near $10 per share, or more.  The Board is continuing to analyze the various options, but has not entered into any definitive agreements or arrangements.  As a result, there can be no assurance that the Company will be able to successfully complete any of the options intended to increase shareholder value.

As the Board of Directors continues its analysis, we will do our best to provide more detailed information when and if decisions are made with respect to the options being considered.  In particular, we hope to be in a position to provide additional information at the up-coming annual meeting.  The annual meeting will be held at 1:00 p.m. on Saturday, January 6, 2007 at the Lake Region State College Auditorium, 1801 College Drive North, Devils Lake, ND.

Dakota Growers Pasta Company, Inc.
One Pasta Avenue, Carrington, ND  58421
(701) 652-2855 • www.dakotagrowers.com

We urge you to attend the annual meeting and thank you for your continuing support of your company, Dakota Growers Pasta Company, Inc.

Sincerely,

The Board of Directors

of Dakota Growers Pasta Company, Inc.

This letter contains forward-looking statements regarding, among other things, the Company’s business strategy and anticipated trends in the Company’s business.  These forward-looking statements are based largely on the Company’s expectations and are subject to a number of risks and uncertainties, many of which are beyond the Company’s control.  Stockholders should consider such risks and uncertainties when evaluating any forward-looking statement and not to put undue reliance on any forward-looking statements.  Actual results could differ materially from these forward looking statements as a result of numerous factors, including, among others, regulatory or economic influences and those risks set forth in Item 1A of the Company’s Report on Form 10-K for the year ended July 31, 2006.  In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this letter will prove to be accurate.  The Company undertakes no obligation to update any forward-looking statements in this presentation to reflect future events or developments.